EXHIBIT 99.1
Press release dated August 14, 2008

GEOGLOBAL JUNE 2008 QUARTERLY EXPLORATION
 ACTIVITIES UPDATE AND REPORT FILED

Calgary, Alberta, Canada, August 14, 2008 – GeoGlobal Resources Inc. (the “Company” or “GeoGlobal”) (Amex: GGR) disclosed today an update of certain of its exploration activities conducted during the quarter ended June 30, 2008 and through August 13, 2008.  The Company advises that on August 11, 2008 it filed its quarterly report on Form 10-Q for the period ending June 30, 2008.

Quarter Highlights

➢	Egypt option agreement expires

➢	Natural gas discovery at KG#22 well

➢	Report submitted to DGH for declaration of KG#8 Commercial Discovery

➢	Tarapur Field Development plan submitted to GOI for approval

➢	Phase I minimum work program complete on Mehsana Block

➢	Phase I minimum work program complete on Sanand/Miroli block

Egyptian Activities
At June 30, 2008, the Option Agreement granting the Company the right to re-acquire a 30% interest in exploration blocks located in the Arab Republic of Egypt had expired.  As the Company has not yet negotiated an additional extension of the expiration date, the Company determined the value of the Egyptian blocks to be impaired at June 30, 2008 and therefore has charged to the statement of operations the full carrying value of the Egyptian properties.  The Company is continuing to seek a new option agreement or an extension of the earlier agreement.

KG Blocks
KG Offshore Block
As at August 13, 2008, twelve wells have been or are being drilled on this block.  Of the twelve wells, eleven are exploration wells and one is an appraisal well, as defined in the related Production Sharing Contract (PSC).  Five wells (KG-8, KG-15, KG-16, KG-17 & KG-28) have been notified to the GOI as discovery wells on this block.

The KG#22 well was drilled to a total depth of approximately 6,000 meters and a testing program commenced in May which continued through into July.  As previously announced on July 17, 2008, during clean-up flow, the following stabilized gas/condensate rates were measured through various choke sizes at the following flowing wellhead pressures (FWHP):

Drill stem test
DST-3 involved 17 meters of perforations across the interval depth from 4,652 to 4,672 meters measured depth (MD).
•	28/64 inch choke - 23.7 MMSCFD Gas plus 84 BBLS/D Condensate at 4,950 psi FWHP
•	32/64 inch choke - 27.1 MMSCFD Gas plus 95 BBLS/D Condensate at 4,235 psi FWHP

DST-2 involved 102 meters of perforations across the interval depth from 5,250 to 5,375 meters MD.
•	28/64 inch choke - 3.4 MMSCFD Gas plus 15.5 BBLS/D Condensate at 883 psi FWHP
•	32/64 inch choke - 4.0 MMSCFD Gas at 775 psi FWHP

DST-1 involved 27 meters of perforations across the interval depth from 5,518 to 5,545 meters MD
•	28/64 inch choke - 1.2 MMSCFD Gas at 300 psi FWHP.

The KG#31 well was drilled to a total depth of approximately 5,900 meters.  The well has been cased and logged and is awaiting a testing program.

The KG#19 well commenced drilling in May 2008 and was drilled to approximately 897 meters before mechanical issues forced the rig to suspend operations.  The rig is being returned to port for repairs and as such, well KG#19 has been suspended until the rig returns or another rig becomes available.

Subsequent to June 30, 2008, the KG BRU#1 exploratory well, situated approximately 8.5 kilometers NE of the KG#30 well, commenced drilling with the Saipem Perro Negro 3 jack-up drilling rig.  This well is the second exploratory well to test the northern graben in the KG Offshore Block with an intended target depth of approximately 2,650 meters.  The KG BRU#1 well continues to drill and is currently at a total depth of approximately 2,000 meters.

The Company has a net 5% carried interest in an area of approximately 1,850 square kilometers known as the "KG Offshore Block."  This net interest is after reflecting a March 2003 Participating Interest Agreement whereby one half of a 10% carried interest in the KG Offshore awarded to the Company was transferred to an affiliate of the Company at that time.  The Company’s co-parties in this venture are Gujarat State Petroleum Corporation (GSPC) and Jubilant Offshore Drilling (Jubilant)

The Company is continuing to await the approval of the Directorate General of Hydrocarbons (DGH) and the Government of India (GOI) of a merger of the exploration phases of the drilling program on this block.  In addition, GSPC, as operator of the drilling program, exercised an option to substitute a total meterage drilled commitment in the new work program phase that would be irrespective of the number of wells drilled.  Under these new policies, any contractor who exercises this option would be required to relinquish 50% of the contract area at the end of the New Phase I.  We are awaiting confirmation that the exercise of the option has been accepted.

If the merger is granted, the minimum work program (MWP) for the New Phase I would have a total meterage drilled requirement of 33,102 meters, of which GSPC informed DGH that as at September 17, 2007 a total of 33,224 meters had been drilled, and as such the MWP for the New Phase I would have been completed.  At the end of the New Phase I on March 11, 2008, the contracting parties were required to relinquish 50% of the Contract Area of the KG Offshore Block that is not a Discovery or Development Area as defined in the PSC.  Approval from the GOI of the merger of the initial Phase I and II into a New Phase I along with the requirement of the relinquishment of 50% of the Contract Area is currently outstanding.  The New Phase II, if granted, would have a term of 1.5 years expiring September 11, 2009 and the drilling of a further 12,250 meters would be required in order to meet the MWP.  The approval from the GOI for the merger of the MWP of existing Phase II and Phase III as New Phase II is also currently outstanding.

As previously disclosed, unless approval is granted by the GOI to merge Phases I and II of the work program, the Company may be liable for the consequences of non-fulfillment of the minimum work commitment in the stated time frame under the PSC including the loss of its interest in the KG Offshore Block.  In the event the PSC for the KG Offshore Block is terminated by the GOI, the contract provides that each party to the contract is to pay to the GOI its participating interest share of an amount which is equal to the amount that would be required to complete the minimum work program for that phase.  The Company is of the view that GSPC, under the terms of its Carried Interest Agreement (CIA), would be liable for the Company’s participating interest share of the amount required to complete the phase.

On May 19, 2008, GSPC submitted a report to the DGH seeking a declaration of discovery with regard to the commercial viability of the portion of the block where the KG#8 discovery is located (Deen Dayal) and recommend that discovery as a Commercial Discovery.

On May 23, 2008, the Operating Committee recommended that GSPC seek approval from the DGH and GOI of a proposal to continue the exploration activity in this block without relinquishing any area and retaining the entire Contract Area until the end of the six and one half years exploration period under the PSC.  We continue to await a response on this proposal.
Carried Interest Agreement Dispute
As at August 13, 2008, we remain engaged in discussions with GSPC seeking a resolution to this dispute, however, no agreement has been reached.

KG Onshore Block
During the three months ended June 30, 2008, Oil India Limited (OIL), as operator, completed the reprocessing of the pre-existing 564 LKM of 2-D seismic.

OIL intends to commence a 50 LKM experimental high resolution 2-D seismic acquisition program.  The remaining work commitments of a gravity magnetic and geochemical survey along with the 3-D seismic acquisition program are anticipated to commence in the third quarter of 2008 followed by the subsequent drilling of the first of the twelve exploratory wells.

The Company has a 10% participating interest in an area of approximately 548 square kilometers known as the "KG Onshore Block".  This block was awarded to the Company and OIL in the NELP-VI bidding round.

On February 18, 2008, the Government of Andhra Pradesh issued a partial petroleum exploration license (PEL) over 511 sq km.  OIL has requested the Government of Pondicherry to grant the PEL over the remaining 37 sq. kms. lying in the district of Yanam.

Prior to submission of the Company’s NELP-VI bid, the Company entered into an agreement with OIL to increase its participating interest by 15% to 25% in this exploration block, subject to the availability of sufficient net worth and GOI consent, which remains outstanding.

Cambay Blocks
Tarapur Block
As at August 13, 2008, twenty-three wells have been or are being drilled on this block.  Of the twenty-three wells, seventeen are exploration wells, three are appraisal wells and three are development wells. Three wells (Tarapur-1, Tarapur-6 & Tarapur-G) have been notified to the GOI as discovery wells on this block

A field development plan was filed with GOI and DGH on May 1, 2008 for the Tarapur field (includes Tarapur-1, Tarapur-G and Tarapur-6 wells) under the provisions of the PSC. Further, the Operating Committee for the Tarapur block recommended that ONGC as the licensee, apply to the Government of Gujarat for a mineral lease for the Tarapur field discovery area within the block (approximately 9.7 sq. kms.) so production can commence upon approval from the GOI.  Government approvals for the field development plan and the mineral lease have not yet been received.

During the three months ended June 30, 2008, one well (Lead 3) completed drilling to a total depth of approximately 3,200 meters.  It is currently suspended awaiting a testing program.  One well (TS-10) commenced drilling and continues to drill.  At last report, the well was at an approximate total depth of 1,900 meters.

Pursuant to an agreement entered into with GSPC in April 2005, the Company acquired a 20% participating interest in an area of approximately 1,211 square kilometers known as the "Tarapur Block".   This Pre NELP block was awarded to GSPC in 2000.  At the time of the Company entering into this agreement with GSPC, operations on the block were in the second phase and GSPC moved into the third phase in November 2005.   The work commitment on Phase III was to drill one well which has been met.

GSPC, as operator, has submitted an application for an extension beyond the third phase of the PSC for an additional twelve months from the date of approval to complete an additional four exploration well work program. Subject to the grant of the extension, contracting parties have agreed to provide a 35% bank guarantee and a 30% cash payment based upon the additional work program.  Further, a five well appraisal program has been planned to the northeast of Tarapur-6 within the Tarapur west development area to expand the field over the infill 3-D seismic program completed in 2008.

Oil and Natural Gas Corporation Limited of India has the right to participate into the development of any commercial discovery by acquiring a 30% participating interest as provided under the sharing contract.  This exercise of this right would result in the reduction of the Company's participating interest to 14%.

Mehsana Block
The required seven exploratory wells in Phase I have been drilled on this block.  One well (CB-3A) has been notified to the GOI as a discovery well on this block.

Jubilant as operator, advised the GOI that 25% (approximately 32 sq. kms.) of the Mehsana Block has been relinquished pursuant to the terms of the PSC leaving an area of approximately 93 square kilometers.  Jubilant further advised that it does not wish to enter into the second exploration phase under the PSC, however, it will continue to appraise the discovered area through the continued testing of the previously drilled wells and possible drilling of appraisal wells.  GOI approval is pending.

The Company has a 10% participating interest in an area of approximately 93 square kilometers known as the "Mehsana Block".  This block was awarded to the Company along with GSPC and Jubilant in the NELP-IV bidding round.

Sanand/Miroli Block
As at August 13, 2008, fourteen wells have been drilled on this block.  Of the fourteen wells, thirteen are exploration wells and one is an appraisal well.  Five wells (M-1, M-6, SE-2, SE-4 & SE-8) have been notified to the GOI as discovery wells on this block.

During the three months ended June 30, 2008, two wells (SE-9 and SE-5) commenced and completed drilling.  The SE-9 was drilled to a total depth of approximately 2,100 meters and was subsequently abandoned.  The SE-5 well was drilled to a total depth of approximately 2,000 meters and was tested.  The SE-5 well is currently suspended awaiting further testing after hydro-frac stimulation.

GSPC, as operator, advised DGH on June 12, 2008, that it had completed the Phase I MWP of drilling twelve exploratory wells and would be entering into the Phase II exploration phase on this block effective July 28, 2008.  As one well from Phase II has already been drilled, two further wells are planned to be drilled to approximately 2,000 meters each prior to January 28, 2009 in order to meet the MWP of Phase II.

The Company has a 10% participating interest in an area of approximately 285 square kilometers known as the "Sanand/Miroli Block".  This block was awarded to the Company along with GSPC, Jubilant and Prize Petroleum Company Limited in the NELP-IV bidding round.

Ankleshwar Block
As at August 13, 2008, four exploratory wells have been or are being drilled on this block.

During the three months ended June 30, 2008, the Ank-7 well completed drilling at a total depth of approximately 1,600 meters while the Ank-1 and Ank-8 wells continued to drill.

Subsequent to June 30, 2008, the Ank-1 well completed drilling at a total depth of approximately 2,600 meters and the Ank-8 well completed drilling at a total depth of approximately 2,100 meters.  The Ank-7, Ank-8 and Ank-1 wells are currently suspended awaiting testing.  One well (Ank-10) commenced drilling and continues to drill.  At last report, the well was at an approximate total depth of approximately 300 meters.

The Company has a 10% participating interest in an area of approximately 448 square kilometers known as the "Ankleshwar Block".  This block was awarded to the Company along with GSPC, Jubilant and GAIL (India) Inc. in the NELP-V bidding round.

DS Blocks
During the three months ended June 30, 2008, the Company has completed the preliminary field work, mapping and the geochemical survey of acquiring 1,036 samples and are in the process of finalizing a report on a geological survey taken over both blocks.  The Company is expecting to complete the gravity magnetic survey required under the Phase I MWP by March 31, 2009.

Further, the Company plans before March 31, 2009, to acquire an experimental 2-D seismic program of approximately 50 LKMs over each block to further enhance its imaging.

The Company has a 100% interest in an area of approximately 3,155 square kilometers known as the "DS03 Block".  This block was awarded to the Company in the NELP-V bidding round.

The Company has a 100% interest in an area of approximately 2,649 square kilometers known as the "DS04 Block".  This block was awarded to the Company in the NELP-VI bidding round.

RJ Blocks
During the three months ended June 30, 2008, OIL, as operator tendered the 3-D seismic acquisition program over both blocks.

Subsequent to June 30, 2008, OIL signed a contract for the 3-D seismic acquisition program for the RJ20 and RJ21 blocks.  The contract entails the acquisition of 700 and 611 sq. kms. of 3-D seismic respectively, and is anticipated to start in the third quarter of 2008.

The Company has a 25% participating interest in an area of approximately 2,196 square kilometers known as the "RJ20 Block".  This block was awarded to the Company and OIL in the NELP-VI bidding round.

The Company has a 25% participating interest in an area of approximately 1,330 square kilometers known as the "RJ21 Block".  This block was awarded to the Company along with OIL and Hindustan Petroleum Corporation Limited in the NELP-VI bidding round.

This update is intended to supplement information regarding the Company’s activities as described in its Annual Report of Form 10-K for the year ended December 31, 2007 and subsequent releases and filings with the US Securities and Exchange Commission.  In connection with this press release, reference should be made to those filings and releases.  Reference should also be made to the Company’s Annual Report for a more complete description of the Production Sharing Contracts the Company is a party to.

About GeoGlobal
GeoGlobal Resources Inc., headquartered in Calgary, Alberta, Canada, is a US publicly traded oil and gas company, which through its subsidiaries, is engaged primarily in the pursuit of petroleum and natural gas through exploration and development in India. Since inception, the Company’s efforts have been devoted to the pursuit of Production Sharing Contracts with the Government of India. Currently, the Company is focused on the development of high potential exploration targets in the Krishna Godavari, Cambay, Deccan Syneclise, and Rajasthan basin areas.

Cautionary Statement to Investors
This press release contains statements which constitute forward-looking statements within the meaning of the US Private Securities Litigation Reform Act of 1995, including statements regarding the plans, intentions, beliefs and current expectations of GeoGlobal Resources Inc., its directors, or its officers with respect to the oil and gas exploration, development and drilling activities being conducted and intended to be conducted and the outcome of those activities on the exploration blocks in which the Company has an interest. The Company’s forward looking statements include, among others, its statements and estimates as to:
•  the likelihood that recoverable hydrocarbon reserves may exist in the geographic areas in which the Company has an interest and the quantity, if any, of those reserves and when, if ever, the Company may realize revenues from any reserves that are established,
•  the cost and likelihood of success of the parties in fulfilling the work commitments under the production sharing contracts to which the Company is a party,
•  the timing of activities under the production sharing contracts and the ability of the related work commitments to be fulfilled and completed within the times contemplated by the productions sharing contracts,
•  the availability of drilling rigs, personnel and other services and equipment at acceptable and reasonable prices to fulfill the work commitments,
•  the ability of those drilling rigs to perform to meet expectations in the temperature, pressure and depth conditions to which they are subjected,
• the ability of the operator under the production sharing contracts to complete successful wells and to market and deliver any hydrocarbons produced, and
• the availability of funds in the amounts required and at the times required to fulfill the Company’s participation interest obligations in pursuing these exploration activities and the Company’s ability to obtain in a timely manner all required consents, waivers and extensions from the DGH or GOI as and when required to maintain compliance with the Company’s PSCs.

There can be no assurance as to the outcome of these activities that are described as forward looking. Investors are cautioned that any such forward-looking statements are not guarantees of the success of the Company's oil and gas exploration, development and drilling activities or the commercially productive success of any of its wells, all of which involve risks and uncertainties. The exploration blocks in which the Company has an interest are highly speculative exploration opportunities and pursuing the development of the exploration blocks involves material risks to the Company and its investors. Additional risks and uncertainties may arise out of seeking to do business overseas where political and other world events may disrupt the Company's plans, intentions and expectations. There can be no assurance that GSPC may not be successful in its efforts to obtain payment from the Company on account of exploration costs it has expended on the KG Offshore Block for which it asserts the Company is liable or that efforts to resolve the differences between the Company and GSPC relating to this issue can be resolved amicably. The presence of hydrocarbon reserves on adjacent or contiguous properties is no assurance or necessary or probable indication that hydrocarbons will be found in commercially marketable quantities on the exploration blocks in which the Company holds an interest. The Company’s PSCs relating to its India exploration blocks provide that by the end of the first phase of the exploration phases the contracting parties shall have fulfilled certain specified minimum work commitments. The PSCs also have provisions for termination of the PSC on account of various reasons specified therein including material breach of the contract. This failure to timely complete the minimum work commitment may be deemed to constitute such a breach. The termination of a PSC by the GOI would result in the loss of the Company’s interest in the PSC other than contract areas of the PSC determined to encompass "commercial discoveries". The Company’s blocks under the PSCs have not yet been determined to encompass commercial discoveries. In the event a PSC is terminated by the GOI, or in the event the work program is not fulfilled by the end of the relevant exploration phase, the PSC provides that each party to the PSC is to pay to the GOI its participating interest share of an amount which is equal to the amount that would be required to complete the minimum work program for that phase. Although GSPC, on behalf of the contracting parties, is seeking relief under GOI procedures from the consequences of failure to timely complete these minimum work commitments, there can be no assurance that these efforts will be successful in that regard.

Additional important risk factors are described in the Company's periodic reports filed with the Securities and Exchange Commission, including the Company's annual report on Form 10-K and quarterly reports on Form 10-Q.  The filings may be viewed at http://www.sec.gov and www.sedar.com.

For further information contact:
GeoGlobal Resources Inc.	The Equicom Group
Allan J. Kent, Executive VP and CFO	Scott Kelly, Sr. Vice President
Carla Boland, Investor Relations and Corporate Affairs Phone: +1 403 777-9253 Email: info@geoglobal.com Fax: +1 403 777-9199 Website: www.geoglobal.com	Phone: +1 416 815-0700 x322 Fax: +1 416 815-0080 Email: skelly@equicomgroup.com